Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude
Investor and Media Relations
Tel: 612 303-6277
F O R  I M M E D I A T E  R E L E A S E
Piper Jaffray Companies Announces 2010 Second Quarter Results
MINNEAPOLIS –July 21, 2010 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $7.4 million, or $0.36 per diluted common share, for the second quarter ended June 30, 2010, compared to net income of $11.6 million, or $0.59 per diluted common share, for the second quarter of 2009 and net income of $0.5 million, or $0.03 per diluted common share, for the first quarter of 2010. Second quarter 2010 net revenues were $127.7 million, compared to $132.3 million in the year-ago period, and $109.6 million for the first quarter of 2010.
For the six months ending June 30, 2010, net income was $7.9 million, or $0.39 per diluted common share, compared to $8.9 million and $0.45 per diluted common share in 2009. Net revenues were $237.2 million for the six months, up 10 percent compared to the prior year.
“We had mixed performance for the quarter. We generated solid investment banking results attributable to equity financing and advisory fee revenues. These results were partially offset, however, by significantly lower fixed income revenues driven by very challenging trading conditions in the second quarter.” said Andrew S. Duff, chairman and chief executive officer. “Our backlogs continue to be healthy across equity, public finance, and M&A. We need constructive capital markets to realize the revenue potential in these backlogs.”
Consolidated Expenses
For the second quarter, compensation and benefits expenses were $77.7 million, down 2 percent compared to the year-ago period. Compensation and benefits expenses were up 19 percent compared to the first quarter of 2010, driven by higher revenues, profitability, and the addition of Advisory Research. For the second quarter, compensation as a percentage of net revenues was 60.9 percent, compared to 60.0 percent in the year-ago period and 59.4 percent in the first quarter of 2010.
Non-compensation expenses were $38.1 million, up 11 percent compared to the second quarter of 2009 and up 8 percent compared to the first quarter of 2010. The increases compared to both periods primarily resulted from a full quarter of expenses related to Advisory Research, including intangible amortization, costs associated with headcount reductions at FAMCO, and an increase in travel and entertainment expenses.
Business Segment Results
Beginning with the second quarter of 2010, financial results are also provided for two business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.
Capital Markets
Capital Markets generated pre-tax operating income of $8.9 million, compared to $19.8 million in the second quarter of 2009, and $7.4 million in the first quarter of 2010. Net revenues were $112.0 million, compared to $128.9 million in the year-ago period and $100.4 million in the first quarter of 2010.
•	Equity financing revenues were $34.8 million, an increase of 49 percent compared to the second quarter of 2009, and double the revenues reported in the first quarter of 2010. The improved performance was driven by a higher number of completed transactions and higher average revenue per transaction.

•	Fixed income financing revenues were $14.4 million, down 29 percent compared to the same period last year, and down 5 percent compared to the first quarter of 2010. The lower revenues resulted from fewer completed transactions and lower average revenues per transaction.

•	Advisory services revenues were $23.2 million, up 19 percent and 94 percent, compared to the year-ago period and the first quarter of 2010, respectively. The improvement mainly resulted from a higher aggregate value of completed transactions.

•	Equity institutional brokerage revenues were $27.5 million, down 10 percent compared to the prior year’s second quarter, mainly driven by lower client volumes in U.S. equity securities. Equity institutional brokerage revenues increased 2 percent compared to the first quarter of 2010.

•	Fixed income institutional brokerage revenues were $9.7 million, down 72 percent compared to the year-ago period, and down 64 percent compared to the first quarter of 2010. The lower revenues were primarily driven by continued low client activity in municipal products and reduced trading performance across products, including municipal strategic trading and taxable securities.

•	Operating expenses for the quarter were $103.1 million, down 5 percent compared to the second quarter in 2009. Operating expenses increased 11 percent compared to the first quarter of 2010, mainly due to higher compensation expenses.
The following is a recap of completed deal information for the second quarter of 2010:
•	28 equity financings raising a total of $3.5 billion in capital.

•	121 tax-exempt issues with a total par value of $1.6 billion.

•	11 merger and acquisition transactions with an aggregate enterprise value of $4.6 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)
Asset Management
For the quarter ended June 30, 2010, asset management generated pre-tax operating income of $3.0 million, compared to a loss of $1.4 million in the second quarter of 2009, and operating income of $1.7 million in the first quarter of 2010. Net revenues were $15.7 million, compared to $3.4 million in the year-ago period and $9.2 million in the first quarter of 2010. The increased revenues were primarily attributable to a full quarter of results for Advisory Research.
•	Operating expenses for the quarter were $12.7 million, compared to $4.8 million in the prior-year period and $7.4 million in the first quarter of 2010. The increases were mainly attributable to a full quarter of Advisory Research expenses.

•	Assets under management (AUM) were $11.8 billion, compared to $5.9 billion a year ago. The increase was attributable to the acquisition of Advisory Research. AUM was down $1.0 billion compared to the first quarter of 2010, which reflected the decline in equity prices during the quarter. Net asset client flows were essentially flat compared to the end of the sequential first quarter.
Other Matters
In the second quarter of 2010, $30.0 million, or 893,050 shares, of the company’s common stock was repurchased pursuant to a share repurchase authorization. The average price per share repurchased was $33.57. The remainder of the share repurchase authorization expired as of June 30, 2010.
Additional Shareholder Information

	As of June 30, 2010	As of Mar. 31, 2010	As of June 30, 2009
Number of employees:	1,083	1,092	1,001

Asset Management AUM:	$11.8 billion	$12.8 billion	$5.9 billion

Shareholders’ equity:	$817.0 million	$838.4 million	$778.1 million

Annualized Qtrly. Return on Avg. Adjusted Shareholders’ Equity[1]	4.0%	0.3%	7.0%

Book value per share:	$53.71	$52.25	$48.30

Tangible book value per share[2]:	$28.67	$28.38	$37.51

[1]	Adjusted shareholders’ equity equals total shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted shareholders’ equity is computed by dividing annualized net income by average monthly adjusted shareholders’ equity. Management believes that annualized return on adjusted shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of shareholders’ equity to adjusted shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to adjusted shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	Three Months Ended
(Dollars in thousands)	June 30, 2010	Mar. 31, 2010	June 30, 2009
Shareholders’ equity	$836,210	$800,059	$769,825
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522	105,522

Adjusted shareholders’ equity	$730,688	$694,537	$664,303

[2]	Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Dollars in thousands)	June 30, 2010	Mar. 31, 2010	June 30, 2009
Shareholders’ equity	$817,025	$838,423	$778,109
Deduct: goodwill and identifiable intangible assets	380,880	383,084	173,731

Tangible shareholders’ equity	$436,145	$455,339	$604,378

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss second quarter results on Wednesday, July 21, at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800) 768-8804, or (212) 231-2903 internationally, and referencing reservation #21475255. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET July 21 at the same Web address or by calling (800) 633-8284 and referencing reservation #21475255.
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international investment bank and institutional securities firm, serving the needs of corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a broad set of products and services, including equity and debt capital markets products; public finance services; financial advisory services; equity and fixed-income institutional brokerage; equity research and fixed income analytics; and asset management services. Piper Jaffray headquarters are located in Minneapolis, Minnesota, with offices across the U.S. and in London and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (www.piperjaffray.com)

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions (including continued market volatility), anticipated financial results (including expectations regarding revenue and expense levels, operating margin, the compensation ratio, return on shareholders’ equity, and non-compensation expenses), the environment and prospects for capital markets transactions and institutional brokerage activity (including fixed income sales and trading activity and the municipal sector within fixed income), our current deal pipelines, expected hiring activity, liquidity and capital resources, share repurchase plans or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, (4) our hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, (5) our ability to manage expenses, including our quarterly run rate for non-compensation expenses, may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (6) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (7) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2009, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2010 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	2Q '10	2Q '10	Jun. 30,	Jun. 30,	Percent
(Amounts in thousands, except per share data)	2010	2010	2009	vs. 1Q '10	vs. 2Q '09	2010	2009	Inc/(Dec)
Revenues:
Investment banking	$71,745	$43,748	$62,150	64.0%	15.4%	$115,493	$86,500	33.5%
Institutional brokerage	32,084	49,095	60,852	(34.6)	(47.3)	81,179	115,879	(29.9)
Interest	12,648	11,120	8,973	13.7	41.0	23,768	16,261	46.2
Asset management	15,873	9,154	3,240	73.4	389.9	25,027	6,249	300.5
Other income/(loss)	3,495	2,927	(950)	19.4	N/M	6,422	(4,549)	N/M

Total revenues	135,845	116,044	134,265	17.1	1.2	251,889	220,340	14.3

Interest expense	8,192	6,458	1,975	26.9	314.8	14,650	4,168	251.5

Net revenues	127,653	109,586	132,290	16.5	(3.5)	237,239	216,172	9.7

Non-interest expenses:
Compensation and benefits	77,678	65,096	79,377	19.3	(2.1)	142,774	129,701	10.1
Occupancy and equipment	8,056	7,669	7,680	5.0	4.9	15,725	14,198	10.8
Communications	6,199	6,489	5,430	(4.5)	14.2	12,688	11,529	10.1
Floor brokerage and clearance	3,307	2,617	3,232	26.4	2.3	5,924	6,114	(3.1)
Marketing and business development	6,095	5,322	3,419	14.5	78.3	11,417	7,864	45.2
Outside services	7,735	8,004	7,415	(3.4)	4.3	15,739	14,934	5.4
Restructuring-related expenses	—	—	3,572	N/M	(100.0)	—	3,572	(100.0)
Other operating expenses	6,747	5,234	3,747	28.9	80.1	11,981	6,298	90.2

Total non-interest expenses	115,817	100,431	113,872	15.3	1.7	216,248	194,210	11.3

Income before income tax expense	11,836	9,155	18,418	29.3	(35.7)	20,991	21,962	(4.4)

Income tax expense	4,458	8,645	6,842	(48.4)%	(34.8)	13,103	13,111	(0.1)

Net income	7,378	510	11,576	N/M	(36.3)	7,888	8,851	(10.9)

Net income allocated to restricted participating shares	(1,666)	(101)	(2,101)	N/M	(20.7)	(1,675)	(1,582)	5.9

Net income applicable to common shareholders	$5,712	$409	$9,475	N/M	(39.7)%	$6,213	$7,269	(14.5)%

Earnings per common share
Basic	$0.36	$0.03	$0.59	N/M	(38.9)%	$0.39	$0.45	(13.9)%
Diluted	$0.36	$0.03	$0.59	N/M	(39.0)%	$0.39	$0.45	(14.2)%

Weighted average number of common shares outstanding
Basic	15,901	15,837	16,104	0.4%	(1.3)%	15,869	15,987	(0.7)%
Diluted	15,925	15,924	16,117	0.0%	(1.2)%	15,925	15,995	(0.4)%

N/M — Not meaningful

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Piper Jaffray Companies
Preliminary Unaudited Segment Data

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	2Q '10	2Q '10	Jun. 30,	Jun. 30,	Percent
(Dollars in thousands)	2010	2010	2009	vs. 1Q '10	vs. 2Q '09	2010	2009	Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$34,776	$16,988	$23,294	104.7%	49.3%	$51,764	$27,357	89.2%
Debt	14,355	15,181	20,126	(5.4)	(28.7)	29,536	32,514	(9.2)
Advisory services	23,197	11,975	19,574	93.7	18.5	35,172	28,389	23.9

Total investment banking	72,328	44,144	62,994	63.8	14.8	116,472	88,260	32.0

Institutional sales and trading
Equities	27,501	26,927	30,384	2.1	(9.5)	54,428	61,046	(10.8)
Fixed income	9,733	27,376	35,166	(64.4)	(72.3)	37,109	62,971	(41.1)

Total institutional sales and trading	37,234	54,303	65,550	(31.4)	(43.2)	91,537	124,017	(26.2)

Other income/(loss)	2,423	1,985	344	22.1	604.4	4,408	(2,310)	N/M

Net revenues	111,985	100,432	128,888	11.5	(13.1)	212,417	209,967	1.2

Operating expenses	103,114	93,026	109,041	10.8	(5.4)	196,140	185,453	5.8

Segment pre-tax operating income	$8,871	$7,406	$19,847	19.8%	(55.3)%	$16,277	$24,514	(33.6)%

Segment pre-tax operating margin	7.9%	7.4%	15.4%			7.7%	11.7%

Asset Management
Management and performance fees	$15,873	$9,154	$3,240	73.4%	389.9%	$25,027	$6,249	300.5%

Other income/(loss)	(205)	—	162	N/M	N/M	(205)	(44)	365.9

Net revenues	15,668	9,154	3,402	71.2	360.6	24,822	6,205	300.0

Operating expenses	12,703	7,405	4,831	71.5	162.9%	20,108	8,757	129.6%

Segment pre-tax operating income/(loss)	$2,965	$1,749	$(1,429)	69.5%	N/M	$4,714	$(2,552)	N/M

Segment pre-tax operating margin	18.9%	19.1%	N/M			19.0%	N/M

Total
Net revenues	$127,653	$109,586	$132,290	16.5%	(3.5)%	$237,239	$216,172	9.7%

Operating expenses	115,817	100,431	113,872	15.3	1.7	216,248	194,210	11.3

Total segment pre-tax operating income	$11,836	$9,155	$18,418	29.3%	(35.7)%	$20,991	$21,962	(4.4)%

Pre-tax operating margin	9.3%	8.4%	13.9%			8.8%	10.2%

N/M — Not meaningful

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